EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

BTRS Holdings Inc.
Lawrenceville, New Jersey

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of BTRS Holdings Inc. of our report dated October 26, 2020 (except as to Note 16, as to which the date is November 25, 2020), relating to the financial statements of Factor Systems, Inc. (d/b/a Billtrust) (now known as BTRS Holdings Inc.), which appears in the prospectus constituting a part of the Registration Statement on Form S-4 of South Mountain Merger Corp. (now known as BTRS Holdings Inc.) (No. 333-249673).

/s/ BDO USA, LLP

Woodbridge, New Jersey
March 15, 2021

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